UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 18, 2013 (September 26, 2012)

KALLO INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-53183
(Commission File No.)

15 Allstate Parkway, Suite 600
Markham, Ontario
Canada   L3R 5B4
(Address of principal executive offices and Zip Code)

(416) 246-9997
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 3.02          UNREGISTERED SALE OF EQUITY SECURITIES.

On September 26, 2012, we entered into an agreement for the resale of up to 50,000,000 shares of common stock issuable to Kodiak Capital Group, LLC (“Kodiak”) pursuant to an Investment Agreement (the “Investment Agreement” or “Equity Line of Credit”).

Pursuant to the Investment Agreement, we have the right to “put” to Kodiak (the “Put Right”) up to $2 million in shares of our common stock (i.e., we can compel Kodiak to purchase our common stock at a pre-determined formula). Accordingly, this prospectus relates, in part, to the resale of up to 50,000,000 shares of our common stock by Kodiak.

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 50,000,000 shares pursuant to the exercise of the Put Right, although the number of shares that we will actually issue pursuant to the Put Right may be more or less than 50,000,000, depending on the trading price of our common stock. We currently do not intend to exercise the put right in a manner which would result in our issuance of more than 50,000,000 shares, but if we were to exercise the Put Right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission (“SEC”) and that registration statement would have to be declared effective prior to the issuance of any additional shares.

The Investment Agreement provides, in part, that following notice to Kodiak, we may put to Kodiak up to $2,000,000 in shares of our common stock for a purchase price equal to 80% of the Volume Weighted Average Price which is defined as the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. Kodiak has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio. This prospectus covers, in part, the resale of our stock by Kodiak either in the open market or to other investors through negotiated transactions. Kodiak’s obligations under the Investment Agreement are not transferrable and this registration statement does not cover sales of our common stock by transferees of Kodiak.

Kodiak will only purchase shares when we meet the following conditions:

•	a registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line of Credit;
•
our common stock has not been suspended from trading for a period of five consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

•	we have complied with our obligations under the Investment Agreement and the attendant Registration Rights Agreement;
•
no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; and

•	we have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws.

The Investment Agreement will terminate when any of the following events occur:

•	Kodiak has purchased an aggregate of $2,000,000 of our common stock or six (6) months after the effective date;
•	we file or otherwise enter an order for relief in bankruptcy; or
•	our common stock ceases to be registered under the Securities Exchange Act of 1934 (the “Exchange Act”).

The foregoing “Put Right” is exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, in that Kodiak Capital Group, LLC is a sophisticated investor and was furnished with the same information that can be found in Part I of a Form S-1 registration statement.

In conjunction therewith, we delivered 2,000,000 restricted shares of common stock to Kodiak Capital Group, LLC., previously held in escrow.  The foregoing issuance was made pursuant to the exemption contained in Section 4(a)(2) of the Securities Act of 1933, as amended, in that Kodiak Capital Group, LLC is a sophisticated investor and was furnished with the same information that can be found in Part I of a Form S-1 registration statement.

As we draw down on the Equity Line of Credit, shares of our common stock will be sold into the market by Kodiak. The sale of these additional shares could cause our stock price to decline. In turn, if the stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in the stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Line of Credit. If our stock price declines, we will be required to issue a greater number of shares under the Equity Line of Credit. We have no obligation to utilize the full amount available under the Equity Line of Credit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 18th day of July, 2013.

KALLO INC.

BY:	VINCE LEITAO
Vince Leitao
President, Chief Operating Officer and a member of the Board of Directors